EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	The Investor Relations Group
Michael I. Ruxin, M.D	John Nesbett/Mike Graff
(303) 238-2000	(212) 825-3210

Press Release

INSTITUTIONAL INVESTORS PURCHASE GMIL’S INTEREST IN
GLOBAL MED TECHNOLOGIES®, INC. FOR $12 MILLION
AND INVEST AN ADDITIONAL $1.4 MILLION

Transaction Eliminates $814 Thousand in Annual Interest and Dividend Payments

Denver, CO – December 20, 2005 – Global Med Technologies, Inc. (the Company” or “Global Med”) (OTCBB: GLOB) announced that institutional investors purchased the interest of Hong Kong-based Global Med International Limited (“GMIL”) in the Company for $12 million. The transaction eliminates approximately $814 thousand in annual dividends and interest and reduces the Company’s total outstanding common shares from 27,815,419 to 22,955,224. A more detailed description of the transaction is set forth in the Company’s report on Form 8-K, which was filed with the SEC.

The Company will receive $8 million from the investors for the purchase of zero coupon convertible preferred stock with detachable warrants and will use these proceeds to redeem or buy back the following securities and debt from GMIL: 3,500,000 of Series AA Preferred Stock; 11,186,430 warrants convertible into the same number of common shares; 4,860,195 shares of Common Shares; and $528,700 in Debt. The investors will also invest an additional $1.4 million in zero coupon preferred stock with detachable warrants which will be used by the Company for working capital.

Some of the institutional investors include Crestview Capital and Fusion Capital. None of the investors are expected to be affiliates of the Company as a result of their equity ownership in the Company after this transaction. The Company’s existing common stock purchase agreement with Fusion Capital has been terminated by mutual agreement of the Company and Fusion Capital in conjunction with this transaction.

Under the terms of the transaction, GMIL will immediately relinquish 6 board seats. A search is currently underway to fill three of the vacated board seats with independent directors.

Michael I. Ruxin, M.D., the Company’s Chairman and CEO, stated, “The Company’s business has experienced double digit revenue growth over the past five quarters. By eliminating all of the debt on the balance sheet (except for an $80,000 capital lease), and the Series AA Preferred Stock which paid 15% and 21% in interest and dividends, respectively, redeeming 11,186,430 warrants and 4,860,195 common shares, this financing virtually transforms Global Med’s capital structure.” 1

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the SafeTrace® donor management system and the SafeTrace Tx®* advanced transfusion management system provide Vein-to-Vein® tracking from donor collection to patient transfusion. For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

*Patent Pending